SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – May 20, 2005

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WEST PHARMACEUTICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

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Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

610-594-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 20, 2005, West Pharmaceutical Services, Inc. (“West”) completed the acquisition of The Tech Group, Inc., a privately owned company headquartered in Scottsdale, Arizona (“TGI”), pursuant to the terms and conditions of the Stock and Asset Purchase Agreement (the “Agreement”) dated April 28, 2005 among West, The Tech Group, Inc, Steven K. Uhlmann and Haldun Tashman. TGI manufactures plastic components and assemblies for the pharmaceutical, medical device, consumer products and personal care markets.

Pursuant to the terms of the Agreement, West purchased substantially all of the assets of TGI, including all of the shares of TGI’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico, although West did not acquire TGI’s ownership interest in Tech Group Asia. West also assumed certain liabilities of TGI. The purchase price for the acquisition was $140,000,000 which included the retirement of outstanding indebtedness.

The purchase price is subject to adjustment as provided in the Agreement. A portion of the purchase price equal to $14,000,000 will be held in an escrow account and will be paid to TGI contingent on the performance of the acquired business in 2005 and 2006. In addition, $20,000,000 of the purchase price will be held in escrow as security for certain TGI indemnification obligations. The indemnity escrow will be released over a five-year period.

The acquisition was financed from available cash and new bank and private lender debt.

The foregoing summary description of the terms of the transaction is qualified in its entirety by reference to the Agreement, which was attached as Exhibit 10(b) to West’s Quarterly Report on Form 10-Q, filed May 10, 2005.

Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.

Pursuant to Item 9.01(a)(4), West hereby undertakes to file such information as an amendment to this report within 71 days of the date on which this report is due.

(b)	Pro Forma Financial Information

Pursuant to Item 9.01(b)(2) of Form 8-K, West hereby undertakes to file such information as an amendment to this report within 71 days of the date on which this report is due.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ William J. Federici
William J. Federici
Vice President and Chief Financial Officer

May 25, 2005

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